EXHIBIT 8.1

LIST OF SUBSIDIARIES

Subsidiary Name(1)	Jurisdiction of Incorporation
Apex Victory Limited	British Virgin Islands

The Cable Leasing Partnership	Hong Kong

Cable Network Communications Limited	Hong Kong

Hong Kong Cable Enterprises Limited	Hong Kong

Hong Kong Cable Television Limited	Hong Kong

i-CABLE China Limited	British Virgin Islands

i-CABLE Cineplex Limited (renamed as Sundream Motion Pictures Limited on March 14, 2005)	Hong Kong

i-CABLE Enterprises Limited	British Virgin Islands

i-CABLE Network Limited	Hong Kong

i-CABLE Satellite Television Limited	Hong Kong

i-CABLE Ventures Limited	British Virgin Islands

i-CABLE WebServe Limited	Hong Kong

Kreuger Assets Limited	British Virgin Islands

Maspon Company Limited	Hong Kong

Moscan Assets Limited	British Virgin Islands

The Network Leasing Partnership	Hong Kong

New Television and Film International Limited (renamed as Hong Kong Cable News Express Limited on February 8, 2005)	Hong Kong

Rediffusion Engineering Limited	Hong Kong

Rediffusion (Hong Kong) Limited	Hong Kong

Rediffusion Satellite Services Limited	Hong Kong

Riddlewood Company Limited	Hong Kong

Guangzhou Kuan Xun Customer Services Company Limited	People’s Republic of China (English translation/transliteration of Chinese name)

Guangzhou Dong Liang Cai Movie & Television Technology Consultation Company Limited	People’s Republic of China (English translation/transliteration of Chinese name)

(1)	All subsidiaries do business under their legal name.